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                                                                   EXHIBIT 10.25

                             CONSULTANCY AGREEMENT


     This Consultancy Agreement ("Agreement") is made and effective this 1st day of June, 2000, by and between Mannatech, Incorporated ("Mannatech"), a Texas corporation whose principal place of business is 600 S. Royal Lane, Suite 200, Coppell, Texas and Samuel L. Caster ("Caster"), who resides at 2034 W. Beltline Road, Cedar Hill, Texas 75014.

                                  WITNESSETH:

     WHEREAS, Mannatech is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter drugs ("Products") and which compensates its distributors ("Associates") by a defined compensation plan;

     WHEREAS, in connection with the development of its business Mannatech has agreed to retain Caster as Global Vision Architect under terms and conditions to be set forth herein ("Consultancy");

     WHEREAS, Mannatech intends to enter into a confidential relationship with Caster whereby Caster will acquire an intimate knowledge of Mannatech's business and will obtain or has obtained specialized skills. Mannatech will permit
Caster to have access to and to utilize the business goodwill, cost and pricing information, CONFIDENTIAL INFORMATION (as defined herein) and various trade secrets of Mannatech, including without limitation, marketing programs, business relationships, customer lists, business plans, financial data, privileged legal information and other compilations of information developed by Mannatech and essential to its business;

     WHEREAS, Caster will be a key consultant of Mannatech and Mannatech will provide or has provided Caster with access to such CONFIDENTIAL INFORMATION and trade secrets in reliance upon Caster entering into this Agreement; and

     WHEREAS, in conjunction with Caster's consultancy and subsequent access to and use of the CONFIDENTIAL INFORMATION and trade secrets of Mannatech, Caster has agreed to enter into this Agreement with Mannatech;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, Mannatech and Caster do hereby agree as follows:

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                                  ARTICLE I.
                            DUTIES AND COMPENSATION

     1. Caster is retained, commencing June 1, 2000 as Global Vision Architect to the Company or such other comparable position as the parties shall agree. The term of this Agreement, unless otherwise modified in writing is for a two (2) calendar year period, ending on May 31, 2002 (the "Primary Term"). Unless this Agreement is terminated by written notice by either party at least ninety (90) days prior to May 31, 2002, this Agreement shall renew on June 1, 2002 for an additional one-year period, with like automatic renewals occurring on each subsequent anniversary date of this Agreement unless either party provides written notice of termination to the other at least ninety (90) days prior to such anniversary date.

     2. Caster is engaged to serve as Global Vision Architect at an annual salary of $600,000 (Six Hundred Thousand Dollars) payable in monthly installments on the 1st day of each month commencing on June 1, 2000. Caster's title will be "Founder and Global Vision Architect." Caster shall report directly to the Chief Executive Officer ("CEO"). This agreement shall not be considered an employment agreement nor is it an offer for employment. The parties agree that Caster is and will continue to be during the term of his Consultancy, an independent contractor for federal income tax and all other purposes, and will, accordingly, file, remit and pay all required amounts attributable to such income as an independent contractor to any and all taxing authorities, as required. Mannatech will provide a leased automobile to Caster on comparable terms to those provided during his employment.

     3. Caster agrees to participate and engage in the following activities and other tasks as requested by Mannatech from time-to-time:

        a.) Act as a corporate liaison to Associates, particularly high-ranking Associates (the "Field");

        b.) Communicate and promote corporate ideas and plans of Mannatech management team to the Field and receive from the Field and communicate to the Mannatech management team the Field's ideas and plans and criticisms of Mannatech;

        c.) Work with other members of the Mannatech management team to assist in the development of sales and marketing devices;

        d.)  Appear at Mannatech-sponsored events;

        e.)  Assist with Associate-sponsored events;

        f.) Promote Mannatech in a positive manner that is consistent with Caster's values of honesty and integrity;

        g.) Provide advisement to the Mannatech management team as required from time-to-time; and

        h.)  Such other undertakings as the parties may hereafter agree.

     4.  Caster and Mannatech further agree that:

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        a)   Caster plans to spend a significant amount of his time promoting
             Manna Relief and that he may devote time to other businesses or causes from time to time during the term of his Consultancy. Caster agrees that during the term of his Consultancy.

             (i) He will not promote and endorse at Mannatech business functions any other organization(s) of which he is affiliated other than MannaRelief without the consent of the CEO of Mannatech;

             (ii) his promotion of MannaRelief and other permitted organizations shall not be presented as endorsed by or as part of Mannatech;

             (iii) In written communications he will include a statement to the effect that MannaRelief, or any other permitted organization, as the case may be, is not a part of Mannatech and that MannaRelief is open to all participants;

             (iv) Caster will not serve as a spokesman or representative for any for-profit business other than Mannatech without the prior consent of the Chief Executive Officer ("CEO") of Mannatech.

        b) Caster shall not have any authority to act on behalf of Mannatech in the areas of negotiation or execution of any contracts or agreements in an attempt to bind Mannatech (or its subsidiaries) and will not purport to have any such authority to any third party, including Mannatech Associate(s). Caster will not present to third parties, including Mannatech Associates, any plan, program or position as having been approved by Mannatech unless it has been first proposed to the Mannatech Board of Directors and/or the CEO (as the case may be) and approved by the same.

        c) During the term of his Consultancy, Caster will, for the purposes of fulfilling his duties under this Agreement, attend corporate and Associate meetings of all sorts as requested, provided he is given reasonable prior notice. Further, Caster shall, during the term of this Agreement, make such communications with corporate officers and employees of Mannatech as may be reasonably requested.

                                  ARTICLE II.
                 DUTIES, NON-COMPETITION and NON-SOLICITATION

     1. Caster agrees to serve in the position of Global Vision Architect, or such other position as the parties may hereafter agree during the term of this Agreement, and to perform with reasonable diligence the duties and services undertaken by Caster pursuant to such Consultancy, as well as such additional duties and services appropriate to such Consultancy upon which the parties mutually may agree from time-to-time or as shall be designated by the Board of Directors. Caster will meet with the CEO from time to time to discuss and agree to those activities, including but not limited to these specified in Article 5,
Section 3, that Caster will

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undertake within the scope of his Consultancy. Caster also agrees that his
Consultancy is subject to the current and future policies, written directives, and procedures maintained and established by Mannatech for its management, and concerning which Mannatech shall inform Caster in writing. Caster shall devote such of his time and efforts as are reasonably necessary to perform the duties that Caster has agreed to undertake pursuant to this Agreement. Caster shall further perform his duties in accordance with the directives of the Mannatech Board of Directors and the CEO of Mannatech or, as the parties may agree, from time-to-time, as the case may be. Caster may designate up to four (4) weeks during each calendar year of the Consultancy in which he will not be available to provide services to Mannatech.

     2. Caster acknowledges and understands that from time to time Caster's duties may require Caster to work on-site at a non-company location. In such instance, Caster agrees to comply with all of the policies, procedures and directives relevant to working at such non-company location which are generally applicable to the Company's employees. Mannatech shall reimburse Caster for reasonable and necessary travel and lodging expenses regarding any travel required in connection with this Consultancy Agreement, provided that the same are booked through the Mannatech Travel Department or otherwise approved by the CEO of Mannatech.

     3. Caster represents and admits that in the event of the termination of Caster's consultancy for any reason whatsoever, Caster's experience and capabilities are such that Caster can earn a livelihood in business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent Caster from earning a livelihood.

     4. Caster acknowledges that he will receive special knowledge and specialized training from Mannatech, included in which is the CONFIDENTIAL INFORMATION identified in Article III below. Caster further acknowledges that the special knowledge and/or training provided by Mannatech and the CONFIDENTIAL INFORMATION is valuable to Mannatech and, therefore, Mannatech's investment in the training and the protection and maintenance of the CONFIDENTIAL INFORMATION constitutes a legitimate interest to be protected by Mannatech by the covenant not to compete, set forth in Article II of this Agreement.

     5.   Non-Competition.   Caster therefore agrees that for a period of one
(1) year after Caster shall cease to be a consultant of Mannatech, Caster shall not engage in any form of business which is in competition with Mannatech, including through the business of any person, company, firm, corporation, partnership, association, agency, or business, and particularly through a party known to Caster to be an independent contract sales associate and/or a customer of Mannatech ("Subject Person") or with whom Caster had contact during, or by reason of, Caster's consultancy to Mannatech, including any Subject Person known to Caster prior to Caster's original consultancy to Mannatech.

     6. Non-Solicitation. Caster further agrees that for a period of one (1) year after Caster shall cease to be a consultant of Mannatech, Caster will not, either directly or indirectly, through any person, firm, association or corporation with which Caster is now or may hereafter

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become associated with, solicit, cause, influence or induce any present or future Subject Person of Mannatech or its affiliates to leave the employ or business relationship with Mannatech or its affiliates to accept employment, affiliation, associate relationship or consultancy or any other business relationship with Caster or with such person, firm, association, or corporation with whom Caster may then be affiliated.

     As set forth above, Caster acknowledges that the foregoing non-competition and non-solicitation covenants are ancillary to or a part of an otherwise enforceable agreement, such being the general agreement of this Consultancy and its related agreements concerning confidentiality and non-disclosure of CONFIDENTIAL INFORMATION and non-solicitation, at the time that this non-competition covenant is made, that the limitations as to time defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Mannatech, that the limitations as to geographic area defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Mannatech, and that the scope of activity to be restrained defined herein is reasonable and does not impose a greater restraint than is necessary to protect the good will or other business interests.

     7. The foregoing covenants not to compete and solicit shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but an award or decree in arbitration or any judgment of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this Article II and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by Caster against Mannatech shall not be a defense for Caster to claims arising from Mannatech's enforcement of the provisions of this paragraph. Should Caster violate the non-competition, non-solicitation covenants of this Article II, then the period of time for these covenants shall automatically be extended for the period of time from which Caster began such violation until Caster permanently ceases such violation.

     8. Irrespective of the term of this Agreement, and in consideration of the promises specified in Article II of this Agreement, Mannatech agrees as follows:

          a. To provide specialized training as it shall deem warranted from time to time; and

          b. To provide Caster with access to Mannatech's software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, customer and associate lists and information pertaining to Subject Persons, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other CONFIDENTIAL INFORMATION which is regularly used in the operation of the business of Mannatech.

     9. Caster represents and warrants that the delivery and execution of this Agreement will not cause a breach in the terms of any existing agreement to which he is a party nor interfere with any undertakings which he is bound to perform or refrain from under any such agreements.

     10. Caster shall be bound by and abide by all policies and procedures of Mannatech in effect during the term of his Consultancy.

     11. Caster acknowledges and agrees that during the term of his Consultancy he will owe a contractual duty of loyalty, fidelity, and allegiance to Mannatech. In keeping with these duties, Caster shall make full disclosure to Mannatech of all business opportunities pertaining to Mannatech's business and shall not appropriate for Caster's own benefit such business opportunities.

     12. Article II, Paragraphs 5 and 6 shall survive the execution, performance and/or termination of this Agreement, subject to the time and scope limitations set forth therein.

                                 ARTICLE III.
                           CONFIDENTIAL INFORMATION

     1. Mannatech will provide or has provided Caster under his prior employment with specialized information concerning the products and the business operations of Mannatech. Irrespective of the term of this Agreement and in consideration of Caster's promises specified in Article II of this Agreement, Mannatech agrees to provide specialized training and instruction to Caster for the job duties assigned to Caster, and agrees to provide specialized training to Caster for such additional job duties as Mannatech and Caster may agree.

     2. During the course of the Consultancy and training incident thereto Caster will be or was given access to Mannatech's CONFIDENTIAL INFORMATION concerning products and the business operations of Mannatech.

     3. Caster acknowledges that in the further course of the Consultancy with Mannatech, Caster will gain a close, personal and special influence with Mannatech's customers and will be acquainted with all of Mannatech's business, particularly Mannatech's CONFIDENTIAL INFORMATION concerning the business of Mannatech and its affiliates.

     4. For purposes of this Agreement "CONFIDENTIAL INFORMATION" shall mean and include information known to Caster arising during the course of his prior employment with Mannatech and information disclosed to Caster or known by Caster through Caster's consultancy with Mannatech, about Mannatech's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including Subject Persons), customer lists

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(including downline reports and similar reports of business activities and relevant information concerning Subject Persons), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials, but will not include information that is available from sources other than Mannatech without breach of any obligation or duty owed to Mannatech.

     5. Caster agrees to use the his reasonable efforts and will exercise reasonable diligence to protect and safeguard the CONFIDENTIAL INFORMATION. In this respect, Caster agrees that fulfilling the obligations of the Agreement is part of Caster's responsibilities with Mannatech for which Caster has been retained as a consultant and for which Caster has received consideration therefor.

     6. Except as may be required by Mannatech in connection with and during the Consultancy with Mannatech, or with the express written permission of Mannatech, Caster shall not, either during Caster's work as a consultant with Mannatech or at any time thereafter, directly or indirectly, download, printout, copy, remove from the premises of Mannatech, use for Caster's own benefit or for the benefit of another person not under a confidentiality obligation, or disclose to another, any CONFIDENTIAL INFORMATION of Mannatech.

     7. Caster agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports, or other documents or similar items containing Confidential Information made or compiled by Caster, made available to Caster or otherwise coming into Caster's possession during the Consultancy shall remain at all times the property of Mannatech and shall be delivered to Mannatech upon termination of the Consultancy with Mannatech or at any other time upon request.

     8. Further, prior to the execution of this Consultancy Agreement, Caster was an employee of Mannatech under the terms of an Employment Agreement, dated May 14, 1997, containing provisions regarding CONFIDENTIAL INFORMATION, similar in scope and content to the foregoing, certain of which survived the termination of his employment. It is the express intention and agreement of the parties that there be no lapse in the terms and conditions under which Caster shall be bound by to transact with regard to the CONFIDENTIAL INFORMATION of Mannatech between the period in which the Employment Agreement was (and to certain extents remains) in effect and under this Consultancy Agreement.

     9. This Article III shall survive the performance and termination of this Agreement for a period of five (5) years from the date of termination of Caster's Consultancy.

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                                  ARTICLE IV.
                           ASSIGNMENT OF INVENTIONS

     1. Caster agrees to promptly disclose to Mannatech and Caster hereby assigns to Mannatech or its designee, its assigns, successors or legal representatives, all, right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information") whatsoever, conceived, developed or completed by Caster during the course of the Consultancy with Mannatech, or using Mannatech's time, data, facilities and/or materials, provided the subject matter of the Proprietary Information relates substantially and directly to the business of Mannatech.

     2. Caster agrees to assist Mannatech at any time during the Consultancy with Mannatech, or after termination of the Consultancy by Mannatech with reimbursement by Mannatech for all reasonable expenses incurred and with reasonable compensation for Caster's time required if his Consultancy has terminated, in the preparation, execution, and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement reasonably required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be reasonably necessary to vest title to the Proprietary Information in Mannatech, its assigns, successors, or legal representatives.

     3. If, during Caster's Consultancy by Company, Caster creates any work of authorship, at the request of Mannatech or in the course of the performance of his duties under this Agreement, fixed in any tangible medium of expression, which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Caster or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Caster in the scope of Caster's Consultancy, or, if the work is not prepared by Caster within the scope of Caster's Consultancy but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work.

     4. During the term of Caster's Consultancy, and for a period of not more than one hundred eighty (180) days after the termination of Caster's Consultancy, to the extent necessary to allow the use of existing material stocks prepared prior to the termination of Caster's Consultancy, Caster grants to a Mannatech a non-exclusive, royalty-free, world-wide license to use Caster's name, voice, likeness, and similar characteristics (the "Licensed Rights") for the

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purposes of advertising, promoting, selling and otherwise merchandising
Mannatech products and services in connection with Caster's services retained under this Agreement. Mannatech shall be the sole owner and subject to the terms of such license will have the use and control of all promotional materials and trade literature ("Promotional Materials") produced for Mannatech bearing Caster's image, likeness, voice or name. Mannatech will use the Licensed Rights only upon or in connection with the usages contemplated by this Section 4 and in accordance with reasonable standards of quality specified or approved by Caster from time to time. All Promotional Materials incorporating the Licensed Rights will be subject to Caster's prior approval, which will not be unreasonably withheld, for the purpose of assuring the quality and accuracy of the Promotional Materials. Mannatech shall, subject to the terms of the license granted hereby, be free to dispose of and treat in any way all Promotional Materials as contemplated hereby, including but not limited to selling, advertising, distributing, and using in other mediums.

                                  ARTICLE V.
                                 MISCELLANEOUS

     1.   Termination.

          a. Commencing on August 1, 2000 (60 days after signing) either of Mannatech or Caster may, upon thirty (30) days prior written notice (a "Termination Notice") terminate Caster's Consultancy. Each of Mannatech and Caster agrees that if they provide a Termination Notice, (i) it will include a reasonably complete summary statement of the reason for the giving of such notice,
               (ii) each party will undertake reasonable efforts to resolve any conflict, disagreement or failure of either party to perform its obligations under this Agreement so as to permit the Consultancy to continue, and (iii) the CEO, Caster and members of the Board of Directors will meet at such reasonable times and places as any of them may request in order to attempt to resolve any such conflict, disagreement or failure of either party to perform its agreements hereunder. If the parties are unable to resolve such matter, then the termination of Caster's Consultancy will become effective on the date stated in the Termination Notice. Delivery of a Termination Notice will be Mannatech's exclusive remedy with respect to any claim that Caster has breached any of his obligations set forth in Article I, Article II, Sections 1 and 2 or Article IV. Upon any termination of Caster's Consultancy pursuant to this Section 1.a., or upon termination of Caster's Consultancy in conjunction with the termination of this Agreement upon any anniversary date pursuant to Article I, Section 1, Caster will be paid, as severance (the "Severance Payment"), an amount equal to $300,000, plus an additional amount equal to $25,000 for each full calendar month of Caster's Consultancy, to a maximum of twelve months (or a total of $300,000). The Severance Payment will be paid in

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               twelve equal monthly installments commencing on the date of the termination of Caster's Consultancy.

          b.   This Agreement will terminate upon Caster's death.

     2. Enforcement. It is the express intention of the parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope those permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree of an arbitrator, or, if applicable, a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply with the arbitration award, decree, judgment or order of such court or authority, as the case may be. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect even after reformation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

     3. Adequacy of Consideration; Separate Agreements. Caster agrees that the agreements, non-competition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the Agreement. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the fullest extent permitted by law.

     4. No Indirect Breach. Caster will use his reasonable efforts to ensure that no corporation or other entity of which he is an officer, principal, manager, director or owner of more the 5% of the voting securities or other affiliate, shall take any action that Caster could not take without violating any provision of this Agreement.

     5. Injunctive Relief. Caster recognizes and acknowledges that damages in the event of his breach of certain provisions of this Consultancy Agreement would be inadequate, and Caster agrees that Mannatech, in addition to all other remedies it may have, shall have the right to injunctive relief or Article III if there is a breach by Caster of any one or more of the provisions contained in
Article II hereof.

     6. Arbitration. Arbitration, including the right to invoke permanent injunctive relief, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between Mannatech and Caster concerning the Consultancy

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or the termination thereof, provided that either party may apply to a state or federal court of appropriate jurisdiction in Dallas County, Texas for interim, temporary, or preliminary relief, including relief by restraining order or preliminary injunction, in connection with any alleged breach or threatened or imminent breach of any provision of this Agreement and in aid of the arbitration provisions herein. By providing for such interim relief or preliminary relief in the courts of Dallas County, Texas, the parties agree that they are not waiving the mandatory arbitration provisions herein. In the event either party provides a Notice of Arbitration of Dispute to the other party, Mannatech and Caster agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules at the time of the commencement of the Commercial Arbitration of the American Arbitration Association shall control the arbitration. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration of this matter. The arbitrator's decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator(s). The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney's fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator(s) shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

     7. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     8. Entire Agreement. This Agreement contains the entire agreement of the parties hereto. No modification or amendment of this Agreement may be made except by written agreement signed by both of the parties hereto.

     9. Descriptive Headings. All headings, captions and arrangements used in this Agreement are intended solely for the convenience of the parties and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

     10. Governing Law. The substantive laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, shall govern the interpretation, validity and effect of this Agreement without regard to the place for performance thereof. This Agreement has been executed and delivered by the parties hereto in Dallas County, Texas, and Mannatech and Caster agree that exclusive venue as to any action which might ensue before or after arbitration shall lie, to the extent permitted by the

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Texas and Federal Arbitration Acts within the State or Federal Courts in Dallas
County, Texas to decide any matter relating to this Agreement or the related arbitration.

     11. Notices. Any notice or communication required or permitted hereby shall be in writing and shall be delivered personally, sent by prepaid telegram and followed with a confirming letter, or mailed by certified or registered mail, postage prepaid.

     (a)  If to Caster, to:
          Samuel L. Caster
          2034 W. Beltline Road
          Cedar Hill, Texas 75014

     (b)  If to Mannatech, to:
          Mannatech, Incorporated
          600 S. Royal Lane, Suite 200
          Coppell, Texas 75019

or in the case of each party hereto, to such other address and to the attention of such other person as may have theretofore been specified in writing in like manner by such party to the other party. Each such notice or communication shall be deemed to have been given as of the date so delivered or at the expiration of the third business day following the date of the mailing.

     12. Assignment. This Agreement shall insure to the benefit of and be binding upon Mannatech and Caster and their respective successors and assigns. Neither party shall be entitled to assign any rights or obligations hereunder without the prior written consent of the other party.

     13. Prior Agreement. This Agreement supersedes all prior agreements, if any, between the parties of any and every nature whatsoever, including agreements for additional compensation or benefits. All such prior agreements are null and void, except that Article I of Caster's Employment Agreement dated May 14, 1997 remains in effect as to confidential information received prior to his resignation on May 3, 2000.

     14. Caster Acknowledgement. Caster affirms and attests by signing this Agreement that Caster has read this Agreement before signing it and that Caster fully understands its purposes, terms, and provisions, which Caster hereby expressly acknowledges to be reasonable in all respects. Caster further acknowledges receipt of one (1) copy of this Agreement.

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

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto, effective as of the 1st day of June, 2000.

CASTER:                                 MANNATECH:

                                        MANNATECH, INCORPORATED
                                        A Texas Corporation


/s/ Samuel L. Caster                    By:  /s/ Robert M. Henry
--------------------                        --------------------
Samuel L. Caster                                 Robert M. Henry
                                        Its:     Chief Executive Officer

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